EXHIBIT 15.1
The Board of Directors
Prologis, Inc.:
Re:	Registration Statement Nos. 333-153379, 333-78699, 333-81475, 333-75951, 333-140861 and 333-161347 on Form S-3; Registration Statement Nos. 333-173891 and 333-172741 on Form S-4; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214 and 333-144489 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 8, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
KPMG LLP
Denver, Colorado
August 8, 2011